Exhibit 4.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of November 28, 2017, between The Medicines Company, a Delaware corporation (“MedCo”), and the Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

A. Promptly after the execution of this Agreement, MedCo and Melinta Therapeutics, Inc., a Delaware corporation (the “Company”), intend to enter into a Purchase and Sale Agreement containing terms materially consistent with those set forth in the Letter of Intent attached hereto as Exhibit A (the “Purchase Agreement”), pursuant to which the Company will acquire certain assets of, and assume certain related liabilities of, MedCo, all upon the terms and subject to the conditions set forth therein.

B. The Stockholders agree to enter into this Agreement with respect to shares of Voting Stock (as defined below) held by the Stockholders.

C. As of the date hereof, the Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Voting Stock as are indicated opposite each of their names on Schedule A attached hereto.

E. Each of MedCo and the Stockholders have determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, except as set forth in the Preamble hereto, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling”, and “under common control with” have meanings correlative thereto. Notwithstanding the foregoing, no Stockholder shall be deemed an Affiliate of the Company or MedCo, and vice versa.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean (a) in the event that the Company and Medco execute the Purchase Agreement, the earlier to occur of (i) the Closing Date and (ii) such date and time as the Purchase Agreement shall be terminated in accordance with its terms and (b) in the event that the Company and Medco do not execute the Purchase Agreement, the earlier to occur of (i) December 31, 2017 and (ii) the date that Medco enters into a definitive agreement with a third party, other than the Company or its Affiliates, regarding the sale or other disposition of those certain assets of MedCo contemplated by the Letter of Intent attached hereto as Exhibit A.

“Hedging Activities” means any forward sale, hedging or similar transaction involving any Voting Stock, including any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such Voting Stock are Transferred or affected.

“Joinder Agreement” means a joinder to this Agreement reasonably satisfactory to MedCo evidencing a transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as each Stockholder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Term” means the period from the date hereof until the Expiration Time.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Purchase Agreement and the consummation of the transactions contemplated hereby and thereby.

“Voting Stock” shall mean, any Company Common Stock or any securities convertible into, exchangeable for or otherwise exercisable to acquire Company Common Stock or any other securities having (or being convertible into, exchangeable for or otherwise exercisable to acquire any securities having) the ordinary power to vote in the election of members of the Board of Directors of the Company, or any right to acquire within sixty days any of the foregoing, whether now owned or hereafter acquired.

2. Subject Shares. Each Stockholder agrees that any Voting Stock that such Stockholder Beneficially Owns or owns of record shall be subject to the terms and conditions of this Agreement so long as such Voting Stock is Beneficially Owned or owned of record by such Stockholder.

3. Restrictions Prior to Expiration Time.

3.1 No Transfer of Voting Stock. Until the Expiration Time, each Stockholder agrees not to: (x) Transfer any Voting Stock, (y) directly or indirectly engage in any Hedging Activities or (z) deposit any Voting Stock into a voting trust or enter into a voting agreement with respect to Voting Stock or grant any proxy, consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Voting Stock to any other Stockholder or any Affiliate of any such Stockholders if such Affiliate transferee executes a Joinder Agreement (each, a “Permitted Transferee”).

3.2 The limitations set forth in Section 3.1 shall not apply to (x) any Transfer as to which MedCo gives its prior written consent or (y) any Transfer to another Stockholder or any of their respective Affiliates who has executed a Joinder Agreement.

3.3 Non-permitted Transfers. Any Transfer or attempted Transfer of any Voting Stock in violation of this Section 3 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

4. Agreement to Consent and Approve Prior to Expiration Time.

4.1 Until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Voting Stock that is inconsistent with this Agreement or otherwise take any other action with respect to the Voting Stock that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Buyer Stockholder Approval and the consummation of the transactions contemplated by the Purchase Agreement.

4.2 Until the Expiration Time, at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Voting Stock to approve the transactions contemplated by the Purchase Agreement (including any financing related thereto) or in any other circumstances upon which a vote, consent or other approval with respect to the Purchase Agreement or the transactions contemplated by the Purchase Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

4.3 Until the Expiration Time, at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all shares of Voting Stock (to the extent such Voting Stock are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to (i) any action or agreement that has or would be reasonably likely to result in any conditions to Medco’s or the Company’s obligations under Article X of the Purchase Agreement not being fulfilled, (ii) any amendments to the Company’s certificate of incorporation or bylaws if such amendment would reasonably be expected to prevent or delay the consummation of the Closing or (iii) any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, or postpone the transactions contemplated by the Purchase Agreement or change in any manner the voting rights of any class of stock of the Company. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

5. Litigation. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, MedCo or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Purchase Agreement.

6. Legend on Securities; Stop Transfer Order.

(a) MedCo and the Company may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement.

(b) In connection with any Transfer of shares of Voting Stock, the transferor shall provide MedCo with such certificates, opinions and other documents as MedCo may reasonably request to assure that such Transfer complies fully with this Agreement.

(c) In furtherance of this Agreement, from and after the Closing Date, the Stockholders shall and hereby do authorize MedCo to notify MedCo’s transfer agent that there is a stop transfer order with respect to all Voting Stock subject to this Agreement (and that this Agreement places limits on the transfer of the Voting Stock). The Stockholders further agree to permit MedCo, from and after the Closing, not to register the transfer of any certificate representing any of the Voting Stock unless such transfer is made in accordance with the terms of this Agreement.

7. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to MedCo as follows:

7.1 Organization. If such Stockholder is a corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, such Stockholder is duly organized, validly existing, and in good standing under the laws of the State of its respective jurisdiction.

7.2 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

7.3 Ownership of the Voting Stock. As of the date hereof, such Stockholder is the owner of the shares of Voting Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Voting Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of the Company, other than the shares of Voting Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company, except as set forth on Schedule A opposite such Stockholder’s name.

7.4 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Voting Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

7.5 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

7.6 Absence of Other Voting Agreement. Except for this Agreement and the Purchase Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Voting Stock or other equity securities of the Company owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Voting Stock owned by such Stockholder (other than as contemplated by this Agreement or with another Stockholder who has executed this Agreement).

8. Representations and Warranties of MedCo. MedCo hereby represents and warrants to the Stockholders as follows:

8.1 Organization. MedCo is duly organized, validly existing, and in good standing under the laws of its state of incorporation.

8.2 Due Authority. MedCo has the full power and authority to make, enter into and carry out the terms of this Agreement. The execution and delivery of this Agreement by MedCo and the consummation by MedCo of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of MedCo. This Agreement has been duly and validly executed and delivered by MedCo and constitutes a valid and binding agreement of MedCo enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

8.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by MedCo does not, and the performance by MedCo of the obligations under this Agreement and the compliance by MedCo with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to MedCo, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of MedCo, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under any Contract to which MedCo is a party or by which MedCo is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of MedCo to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to MedCo in connection with the execution and delivery of this Agreement or the consummation by MedCo of the transactions contemplated hereby, except for filings with the SEC of such reports under the Securities Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby.

8.4 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of MedCo, threatened against MedCo that would reasonably be expected to materially impair the ability of MedCo to perform the obligations of MedCo hereunder or to consummate the transactions contemplated hereby.

9. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of MedCo or the Company from taking any action while acting in such designee’s capacity as a director of MedCo or the Company. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Voting Stock.

10. Further Assurances. The Stockholders shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as MedCo may reasonably request in order to vest, perfect, confirm or record the rights granted to MedCo under this Agreement.

11. Joinder; Certain Events.

11.1 During the Term, in the event any Stockholder Transfers any shares of Voting Stock to a Person as permitted by and in accordance with this Agreement, such transferee shall be required, as a condition to such Transfer, to execute and deliver to MedCo a Joinder Agreement.

11.2 Except as provided in Section 11.1, the Stockholders agree that this Agreement and the obligations hereunder shall attach to the shares of Voting Stock referenced in Section 2 and shall be binding on any Person to which legal or beneficial ownership of such shares of Voting Stock shall pass, whether by operation of Law or otherwise. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of the Company or, after the Closing Date, MedCo, affecting the Voting Stock, the number of shares of Voting Stock shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Voting Stock so issued to or acquired by the Stockholders.

12. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until the end of the Term; provided that nothing herein shall relieve any party from liability for any intentional breach of this Agreement prior to such termination.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in MedCo any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Voting Stock shall remain vested in and belong to the Stockholders, and MedCo shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Voting Stock except as otherwise provided herein.

14. Miscellaneous.

14.1 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date or the termination of this Agreement. This Section 14.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing Date or the termination of this Agreement.

14.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

14.4 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

14.5 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the

United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

14.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to any Stockholder, to the address set forth on such Stockholder’s signature page attached hereto:

with a concurrent copy to (which shall not be considered notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone: (212) 728-8000

Fax: (212) 728-9867

Attention: Gordon Caplan, Esq.

                  Sean M. Ewen, Esq.

(ii)	if to MedCo, to:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention: Stephen Rodin

Facsimile: (973) 656-9898

E-mail: stephen.rodin@themedco.com

with a concurrent copy to (which shall not be considered notice):

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention: Gregory P. Patti, Jr.

          Andrew P. Alin

Facsimile: (212) 504-6666

E-mail: greg.patti@cwt.com

andrew.alin@cwt.com

14.7 Governing Law; Submission to Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

14.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

14.10 Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

14.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

14.12 No Presumption Against Drafting Party. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

14.13 Expenses. Except as otherwise provided herein or in the Purchase Agreement, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

14.14 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Purchase Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

THE MEDICINES COMPANY

By:	/s/ Stephen M. Rodin
Name: Stephen M. Rodin
Title: Executive Vice President and
General Counsel

[Signature page to Voting Agreement]

STOCKHOLDERS:

VATERA HEALTHCARE PARTNERS LLC

By: Vatera Holdings LLC, as manager

By:	/s/ Kevin Ferro
Name: Kevin Ferro
Title: CEO

Notice Address:

c/o Vatera Holdings LLC 499 Park Avenue 23rd Floor
New York, NY 10022

[Signature page to Voting Agreement]

LUPA GmbH

By: /s/ Bernhard Muller
Name:
Title:

Notice Address:

[Signature page to Voting Agreement]

JWC RIB-X LLC

By:	/s/ Christopher Eklund
Name:	Christopher Eklund
Title:	Managing Director

Notice Address:

[Signature page to Voting Agreement]

MALIN LIFE SCIENCES HOLDINGS LIMITED

By:	/s/ Sean E. Murphy
Name:	Sean E. Murphy
Title:	Executive VP

Notice Address:

[Signature page to Voting Agreement]

FALCON FLIGHT LLC

By: TDM VENTURES LLC, its Managing Member

By:	/s/ Erik S. Akhund
Name:	Eric S. Akhund
Title: Managing Member

Notice Address:

[Signature page to Voting Agreement]

QUAKER BIOVENTURES II, LP

By: Quaker Bioventures II, L.P., its General Partner

By: Quaker Bioventures II, LLC, its General Partner

By:	/s/ P. Sherrill Neff
Name:	P. Sherrill Neff
Title:	Executive Manager

Notice Address:

[Signature page to Voting Agreement]